Exhibit 99.2

Media Contact:

A&R Edelman

Reagan Crossley

+1 650.762.2955

reagan.crossley@edelman.com

Investor Contact:

The Blueshirt Group

Jennifer Jarman

+1 415.217.5866

jennifer@blueshirtgroup.com

IMMERSION BOARD WILL NOMINATE CARL SCHLACHTE AND JOHN

FICHTHORN FOR ELECTION TO BOARD OF DIRECTORS

Dialectic Capital Management Agrees to Support Nominees

SAN JOSE, Calif.—March 10, 2011. Immersion Corporation (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced that its Board of Directors intends to nominate Carl Schlachte and John Fichthorn for election to the Immersion Board of Directors at the company’s 2011 annual meeting.

Mr. Schlachte is chairman, president and CEO of Ventiva, Inc., which provides a unique combination of expertise in thermal management, new product development and manufacturing. He is also chairman of Mosaid Technologies Inc., one of the world’s leading intellectual property companies.

Mr. Fichthorn is co-founder of Dialectic Capital Management, LLC, an investment management firm which holds approximately five percent of Immersion’s shares. He brings a wealth of experience in the technology industry as an investor and most recently, on the board of California Micro Devices.

Messrs. Schlachte and Fichthorn are being nominated to succeed current directors John Hodgman and Emily Liggett, who have decided to retire from the board and not to stand for re-election. The date for the 2011 annual meeting has yet to be set, but will be held no later than June 30, 2011.

“We are very pleased to have nominees of Carl and John’s stature and experience stand for election to our board as we move to the next phase of innovation and growth at Immersion,” said Victor Viegas, Chief Executive Officer of Immersion. “Our new licensing business strategy is already paying off for Immersion. Revenues from royalties and licenses have grown 64% from 2009 to 2010.”

“Carl Schlachte brings an invaluable mix of business leadership, IP licensing experience and knowledge of our vertical industries. John Fichthorn has extensive experience working with other publicly traded technology companies and brings a strong investor focus. We look forward to working with both Carl and John to create long-term shareholder value at Immersion.”

“The Board would like to thank John Hodgman and Emily Liggett for their many years of outstanding service to Immersion,” said Jack Saltich, Chairman of the Board. “John and Emily have been an important part of Immersion’s strategic business transformation and in setting the company on the path of generating attractive returns for shareholders.”

Immersion also announced that it has signed an agreement with Dialectic Capital Management and its affiliates, whereby Dialectic will withdraw their proposed board candidates and support the Immersion Board nominees at the upcoming annual meeting.

“We are very pleased to have reached an agreement with Dialectic Capital Management, and to have their support at the upcoming annual meeting,” Mr. Viegas said. “We will continue to work together toward our common goal of maximizing value for all shareholders.”

Carl Schlachte Biographical Information

Carl Schlachte is chairman, president and CEO of Ventiva, Inc., which designs and develops thermal management technologies for consumer applications in mobile computing, power electronics and LED lighting. Mr. Schlachte also serves as chairman of Mosaid Technologies Inc., one of the world’s leading intellectual property (IP) companies, which focuses on licensing and development of semiconductor and communications technologies. He is also a director at Peregrine Semiconductor, a global leader in RF semiconductor solutions. From 2004 to 2009, Mr. Schlachte was President and CEO of ARC International, a leading provider of multimedia solutions to semiconductor companies worldwide. He has more than twenty five years of experience in the semiconductor industry, including CEO roles at global fabless semiconductor and IP companies and executive positions at Motorola and ARM Holdings plc.

John Fichthorn Biographical Information

John Fichthorn is a co-founder of Dialectic Capital Management, LLC, an investment management firm, and has been a portfolio manager of the firm since 2003. He served as a director of California Micro Devices from September 2009 until the company’s sale in February 2010. From 2000 to 2003, he was employed by Maverick Capital, most recently as Managing Director of the technology group. He previously was an analyst at Alliance Capital and at Quilcap Corporation, where he covered all sectors with a focus on technology.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ:IMMR) is the leading innovator in haptics technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1,000 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life.

About Dialectic Capital Management, LLC

Dialectic Capital Management, LLC is based in New York City and was founded by John Fichthorn and Luke Fichthorn in 2003.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

IMMERSION CORPORATION, ITS DIRECTORS, AND CERTAIN OF ITS EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM IMMERSION’S SHAREHOLDERS IN CONNECTION WITH IMMERSION’S 2011 ANNUAL MEETING OF SHAREHOLDERS. INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF IMMERSION CAN BE FOUND AT IMMERSION’S WEBSITE AT WWW.IMMERSION.COM IN THE SECTION “ABOUT IMMERSION: LEADERSHIP.” ADDITIONAL INFORMATION REGARDING THE PARTICIPANTS IN THE SOLICITATION OF IMMERSION’S SHAREHOLDERS WILL BE INCLUDED IN IMMERSION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 AND IN IMMERSION’S PROXY STATEMENT IN CONNECTION WITH THE 2011 ANNUAL MEETING OF SHAREHOLDERS WHEN THOSE DOCUMENTS ARE FILED WITH THE SEC.

THE SOLICITATION OF PROXIES FOR THE ELECTION OF DIRECTORS WILL BE MADE PURSUANT TO A PROXY STATEMENT TO BE FILED WITH UNITED STATES SECURITIES AND EXCHANGE COMMISSION. IMMERSION SHAREHOLDERS AND OTHER INVESTORS ARE STRONGLY ADVISED TO CAREFULLY READ THE PROXY STATEMENT RELATING TO IMMERSION’S 2011 ANNUAL MEETING OF SHAREHOLDERS AND ANY OTHER RELEVANT DOCUMENTS FILED BY IMMERSION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

ONCE FILED, COPIES OF THE FORM 10-K, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WILL BE MADE AVAILABLE TO IMMERSION SHAREHOLDERS AT NO EXPENSE TO THEM. IN ADDITION, THOSE MATERIALS WILL BE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM IMMERSION INVESTOR RELATIONS AT (408) 467-1900 OR BY EMAIL AT CORPORATE.SECRETARY@IMMERSION.COM, OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEBSITE AT WWW.SEC.GOV.

(IMMR – C)

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